Exhibit 10.2

Supplemental Agreement

to Managing Director Agreement

Dear Christian,

You have been employed by Sapient GmbH since 29 May 2000, holding the position of a Managing Director. The terms of your employment are governed by that certain Managing Director Agreement, between you and Sapient GmbH, Kellerstraße 27, 81667 München (“Sapient GmbH”), dated 27 August 2010 (the “2010 Agreement”).

As agreed with you, you will be taking over the responsibility of Business Lead for SapientNitro Asia Pacific. As a result, on or about the date hereof, you will enter into an employment contract with Sapient Consulting (Singapore) Private Limited, 158 Cecil Street #03-01, Singapore 069545 (“Sapient Singapore”) to govern the terms of such employment (such contract, the “Singapore Contract”). In contemplation of your entry into the Singapore Contract, this Supplemental Agreement (the “Supplemental Agreement”) hereby amends the 2010 Agreement as set forth below.

I. Duration

This Supplemental Agreement is effective 9 July 2012 and shall expire on 15 August 2014 (such duration, the “Term”). This Term corresponds with your international relocation to Singapore (the “Assignment”). If, however, your employment with Sapient Singapore terminates prior to 15 August 2014 in accordance with the Singapore Contract, this Supplemental Agreement will also terminate. In either case, the date on which this Supplemental Agreement terminates shall be referred to herein as the “Termination Date.” Immediately following the Termination Date, the terms of your employment shall again be exclusively governed by the 2010 Agreement.

II. Suspension of 2010 Agreement

During the Term, the mutual duties resulting from the 2010 Agreement will be dormant. This affects the mutual main duties (work performance and remuneration), which will be suspended. However, this does not affect accessory duties (e.g., obligation of secrecy, non-competition obligation); thus, these accessory duties will remain in force. Furthermore, the obligations set forth in that certain Change in Control Severance Agreement among Sapient Corporation, Sapient GmbH, and you, dated 26 April 2010, shall remain in full force and effect during the Term.

Notwithstanding the foregoing, during the Term, you will remain registered as a Managing Director of Sapient GmbH in the commercial register. As a registered Managing Director, you have to comply with the statutory duties resulting from the Limited Liability Companies Act and other relevant laws. However, since your work performance obligation to Sapient GmbH will be suspended, the remaining Managing Director of Sapient GmbH will manage the operational business and take over the respective tasks during your Assignment to Singapore. Your remaining obligations as a Managing Director shall be exclusively compensated by the remuneration paid by Sapient Singapore; Sapient GmbH shall not be obliged to pay additional compensation as the remuneration duty will be suspended for the duration of your Assignment. During your Assignment, you will continue to receive the pension contributions and health care contribution set forth in the 2010 Agreement.

III. Re-Entry Clause

On the Termination Date, Sapient GmbH will re-assign to you a position comparable in terms of required qualifications, responsibility and remuneration to the occupation and position you held before the Assignment. This shall apply unless Sapient GmbH has the opportunity to assign to you a higher position. As noted in Section I above, immediately following the Termination Date, the terms of your employment shall again be governed exclusively by the 2010 Agreement.

In the event of a termination of the Singapore Contract by Sapient Singapore with immediate effect on any grounds that do not justify termination with immediate effect under the 2010 Agreement by Sapient GmbH pursuant to § 626 of the German Civil Code, Section 2 (3) and 13 (8) of the 2010 Agreement shall apply. Thus, you will not be entitled to the bonus payment as defined in Section 7 (3) (a) of the 2010 Agreement if Sapient GmbH terminates your employment.

Furthermore, Sapient GmbH may waive its rights under the agreed post-contractual non-compete clause pursuant to Sec. 13 (8) of the 2010 Agreement.

IV. Miscellaneous

This Agreement shall be governed by German law.

Place: Munich	Place: Dusseldorf

Date: 4 July 2012	Date: 5 July 2012

/s/ Markus Ruhl	/s/ Christian Oversohl
Signed on behalf of Sapient Holdings Luxembourg S.à r.l. its shareholder representative, Mr. Markus Ruhl, General Manager	Dr. Christian Oversohl Managing Director

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